                                                                   Exhibit 10.85


*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

                         AGREEMENT REGARDING SUBLICENSES

              (COULTER CORPORATION/COULTER PHARMACEUTICAL, INC.)

      This AGREEMENT REGARDING SUBLICENSES (the "Agreement") is made effective as of December 2, 1998 (the "Effective Date") between Coulter Pharmaceutical, Inc. ("CPI"), the Dana-Farber Cancer Institute, Inc. ("Dana-Farber"), and Coulter Corporation ("Coulter").

                                   BACKGROUND

      WHEREAS, CPI is developing and intends to commercialize a radioimmunotherapy (Bexxar(TM)) which includes an antibody known as B1 ("B1");

      WHEREAS, B1 was derived from a B1 hybrodoma and licensed by Dana-Farber to Coulter for diagnostic applications pursuant to the Agreement between Dana-Farber and Coulter dated July 23, 1981, as modified by the Modification Agreement between Dana-Farber and Coulter dated March 1, 1983 and for therapeutic applications pursuant to the agreement between Dana-Farber and Coulter, dated April 28, 1983, as modified by the Modification Agreement No. 2 between Dana-Farber and Coulter, dated April 1, 1987, and the agreement between Dana-Farber and Coulter, dated April 1, 1994 (the latter agreement referred to hereinafter as the "'94 Agreement," and the foregoing five agreements collectively referred to hereinafter as the "Prior Agreements").

      WHEREAS, Coulter granted CPI an exclusive sublicense to B1 for certain therapeutic applications and a non-exclusive sublicense to B1 for certain diagnostic applications pursuant to an Assignment Agreement dated February 24, 1995 (the "Assignment Agreement"), attached hereto as Attachment I, and to help expedite and accelerate the process of commercialization, CPI would like to grant further sublicenses of the sublicense for B1 granted to it by Coulter;

      WHEREAS, Coulter is willing to agree that CPI has such rights and Dana-Farber is willing to agree that CPI has such rights, on the following terms and conditions set forth in this Agreement;

      WHEREAS, Attachment II hereto sets forth provisions derived from the Prior Agreements, with minor clarifications, which are pertinent to CPI and its Sub-Sublicensee(s) (as hereinafter defined); and

      WHEREAS, the parties wish to provide additional clarifications in this Agreement regarding the terms and conditions applicable to CPI and its Sub-Sublicensee(s).

                                    AGREEMENT

      NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

      1. Dana-Farber confirms and warrants that as set forth in the Prior Agreements, Coulter holds a license to make, have made, use, offer for sale, sell, have sold and import B1, and any related technical information licensed to Coulter under the Prior Agreements, for diagnostic and therapeutic applications (the "B1 Technology") and to use the hybridoma from which B1 was derived to accomplish such purposes. Such license is currently valid, binding and in full force and effect and, except as provided in Paragraph A of Attachment II, is exclusive to Coulter for therapeutic and diagnostic applications as set forth in the Prior Agreements and will remain exclusive to the extent permitted by the applicable statutes, implementing regulations and policies of the Federal government, and any agreements between Dana-Farber and the Federal government relating to the same, including the Bayh Dole Act and any Institutional Patent Agreement(s), as they may apply to the commercialization of the B1 Technology. Dana-Farber shall not act in any manner inconsistent with Dana-Farber's grant of such exclusive license to Coulter for the B1 Technology unless required or mandated to do so by the Federal government. Coulter and CPI confirm and warrant to each other that CPI has been granted a sublicense under the Assignment Agreement that is currently valid, binding, and in full force and effect. No party to this Agreement is aware of any breach of any term or condition of the Prior Agreements as they pertain to the B1 Technology.

      2. Coulter and CPI represent and warrant that the Assignment Agreement, reproduced in this Agreement as Attachment I and incorporated herein by reference, contains all the terms and conditions governing CPI's rights and obligations relating to B1 as between Coulter and CPI, and said rights permit the further sublicense by Coulter of B1 Technology to Coulter Cellular Therapies, Inc. for [*].

      3. Dana-Farber agrees that Coulter has the right to authorize CPI to grant further sublicenses of the sublicense granted to CPI by Coulter pursuant to the Assignment Agreement, so long as such further sublicenses are consistent with the obligations of CPI set forth herein. Coulter hereby grants such authorization to CPI. Such sublicenses may include the right for Sub-Sublicensees to grant further sublicenses in a manner consistent with the requirements of this Agreement. Coulter and CPI agree that the granting of such sublicenses shall not be deemed to be an abandonment under Section 6 of the Assignment Agreement. Coulter agrees that it is not hereby relieved of any obligations that it continues to owe to Dana-Farber with respect to the B1 Technology under the Prior Agreements.

      4. Each party acknowledges and agrees that the terms and conditions under which CPI holds a sublicense and may authorize the granting of further sublicenses under a sub-sublicense agreement (a "Sub-Sublicense Agreement") are set forth in this Agreement, including Attachment II, which is an integral part of this Agreement. Dana-Farber and CPI agree that the obligations to Dana-Farber of a sublicensee of CPI under any Sub-Sublicense Agreement are those set forth in Paragraphs B, D, E and G of Attachment II (provided that royalties shall be payable by CPI in respect of Net Sales made by CPI and all of the Sub-Sublicensees) and that Dana-Farber retains the rights set forth in Paragraph A of Attachment II. CPI agrees that it will insure that any Sub-Sublicensee under a Sub-Sublicensee Agreement is aware of and will perform its obligations under the paragraphs of Attachment II set forth in the preceding sentence and under Section 7(b) of this Agreement. Further, CPI agrees and Coulter acknowledges that Dana-Farber will be informed by written notice from CPI of the identity of the Sub-Sublicensee(s).


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      5.

            (a) The parties acknowledge that the royalties owed to Dana-Farber on the account of Net Sales of Licensed Products made by CPI or any Sub-Sublicensee(s) are the royalties that Coulter would have owed to Dana-Farber if Coulter had made such net Sales directly. CPI's royalty obligations to Dana-Farber are governed by the terms set forth in this Section 5 and in Paragraph C of Attachment II. CPI's obligations to pay royalties as provided in this Section 5 shall commence on the date of first commercial sale of Licensed Products by CPI or a Sub-Sublicensee and shall continue for so long as Licensed Products are sold by CPI or a Sub-Sublicensee in the Territory. If the laws of any foreign country(ies) within the Territory impose restrictions upon the period of time that a licensor may receive royalties from its licensee(s) for unpatented products such as B1, then CPI agrees to pay royalties on Net Sales of Licensed Products in such country(ies) only for the maximum period of time permitted by the law of such country(ies). For purposes of this Agreement, (A) "Licensed Product" shall mean B1 and any product that contains B1, (B) "Sub-Sublicensee" shall mean any corporation, partnership or business organization to which CPI (or a further authorized sublicensee of CPI) grants rights to enable such entity to sell Licensed Products, (C) "Territory" shall mean all the countries of the world, and (D) "Net Sales" shall have the meaning set forth in Paragraph C.2 of Attachment II.

            (b) Coulter and Dana-Farber acknowledge and agree that pursuant to the Prior Agreement, Coulter paid to Dana-Farber advance royalty payments totaling four million five hundred thousand United States dollars (US$4,500,000) (the "Royalty Credit"). The parties agree that CPI will pay to Coulter the first four million five hundred thousand United States dollars (US4,500,000) in royalties payable pursuant to Section 5(c) of this Agreement. After the Royalty Credit has been fully recovered by Coulter, either by its receipt of four million five hundred thousand United States dollars (US$4,500,000) in cash or CPI stock purchase according to the Assignment Agreement, CPI shall thereafter make royalty payments directly to Dana-Farber, as set forth herein.

            (c) The royalties that shall be due and payable by CPI in respect of the exercise of its rights under this Agreement and the Assignment Agreement shall be as follows:

                  (i) On account of Net Sales of Licensed Products made by CPI or any Sub-Sublicensee(s), CPI shall pay a royalty at the rate of [*] until [*] and thereafter the royalty on Licensed Products shall be reduced to the rate of [*].

                  (ii) CPI represents that it has an obligation to pay royalties to the University of Michigan for certain patent rights transferred or licensed by the University of Michigan to Coulter, including without limitation [*] which relate to the use of an unlabeled and radiolabeled anti-CD20 antibody such as B1 in accordance with a radioimmunotherapy protocol the "Therapy Patents"). CPI further represents that B1 will be offered for sale and sold by CPI and any Sub-Sublicensee(s) for use in accordance with the invention(s) described and claimed in the Therapy Patents. Based upon such representations, Dana-Farber agrees that [*], with the result that royalties shall be payable to Dana-Farber under this Agreement at the rate of [*] on


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                                      -3-

Net Sales of Licensed Products in the United States in respect of which royalties are also due and paid to the University of Michigan. However, no such [*] shall be applied or allowed for any payments made to the University of Michigan under said license in respect of Net Sales of Licensed Products outside the United States. The parties further agree that [*] shall not have any effect on the future construction or application of such Paragraph C.1 if CPI seeks any further reduction in royalties in respect of any other third party technology.

                  (iii) The parties agree that in no event shall the royalty rate on account of Net Sales of Licensed Products made by CPI or any Sub-Sublicensee(s) be [*] either under this Section 5 or Paragraph C.1 of Attachment II without the express written consent of Dana-Farber.

      6. CPI agrees that within sixty (60) days after execution of a Sub-Sublicense Agreement, CPI will forward to Dana-Farber a summary of the Sub-Sublicense Agreement and copies of those provisions of the Sub-Sublicense Agreement that CPI reasonably believes are relevant to CPI's obligations to Dana-Farber as provided herein which shall in any event include the provisions of the Sub-Sublicense Agreement addressing the subject matter of the terms and conditions identified in Paragraphs A, B, D, E and G of Attachment II.

      7. Coulter and CPI agree to the following insurance and indemnification obligations.

            (a) COULTER'S INSURANCE AND INDEMNIFICATION OBLIGATIONS TO DANA-FARBER: Coulter agrees that it is bound by the insurance and indemnification obligations to Dana-Farber under Article XV of the '94 Agreement and Article VIII of the '94 Agreement's Appendix A; and that such obligations apply not only to the activities of Coulter and CPI, but also to the activities of any of CPI's further sublicensee(s) pursuant to a sub-sublicense granted by CPI. Coulter's obligations to Dana-Farber under Article XV of the '94 Agreement and Article VIII of the '94 Agreement's Appendix A survive termination of this Agreement or Coulter's license to the B1 Technology under the Prior Agreements.

            (b) CPI AND ANY FURTHER SUBLICENSEE(S)' INSURANCE AND INDEMNIFICATION OBLIGATIONS TO COULTER: Because Coulter is obligated under
Section 7(a) to indemnify and defend Dana-Farber and to procure general liability insurance as set forth in Article XV of the '94 Agreement and Article VIII of the '94 Agreement's Appendix A, even as to claims, causes of action, etc., that arise from CPI's activities or those of any Sub-Sublicensee(s), CPI hereby agrees that it owes, and shall require that all further Sub-Sublicensee(s) owe, insurance and indemnification obligations to Coulter that are equal to the insurance and indemnification obligations to Dana-Farber under Article XV of the '94 Agreement and Article VIII of the '94 Agreement's Appendix A.

            (c) The parties agree that, for purposes of Sections 7(a) and 7(b) hereof, Article XV of the '94 Agreement and Article VIII of the '94 Agreement's Appendix A are hereby incorporated by reference as an integral part of this Agreement.


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
      8. Upon any termination of Coulter's license to the B1 Technology, this Agreement will remain in full force and effect with CPI as the direct licensee of Dana-Farber for the rights granted pursuant to the Assignment Agreement, provided that:

            (a) CPI is not then in default of its obligations as provided herein; and

            (b) CPI promptly agrees in writing to be bound by the insurance and indemnification obligations Coulter has to Dana-Farber as set forth herein.

From and after the date on which CPI becomes a direct licensee of Dana-Farber, upon any termination of CPI's license to the B1 Technology, any Sub-Sublicensee that is not then in default of its obligations under its Sub-Sublicense Agreement may elect by prompt written notice to Dana-Farber to retain the rights granted to it under such Sub-Sublicense Agreement as a direct licensee of Dana-Farber, provided that such Sub-Sublicensee agrees in writing to be bound by the terms of this Agreement. Notice is considered promptly given if made by a Sub-Sublicensee within thirty (30) days after written notice of termination of CPI's license is provided to the Sub-Sublicensee by Dana-Farber.

      9. Dana-Farber acknowledges that CPI is bound only to those terms and conditions contained herein, including those in Attachment II. To the extent that the terms and conditions of this Agreement are inconsistent with the Prior Agreements, this Agreement has a superseding effect as between Dana-Farber and CPI. The parties acknowledge that this Agreement has been entered into in a good faith effort to clarify the terms and conditions under which CPI is sublicensed and authorized to grant further sublicenses for the B1 Technology and which CPI is obligated to include in any Sub-Sublicense Agreement authorized hereunder. This Agreement does not affect any positions as between Dana-Farber and Coulter as regards the Prior Agreements, except with respect to the Royalty Credits and the insurance and indemnification obligations set forth in Section 7(a) hereof.

      10. As of the date of this Agreement, Dana-Farber believes (without the separate concurrence of CPI) that Federal law and policy requires that antibodies comprising the B1 Technology to be leased or sold in the United States must be manufactured substantially in the United States. CPI agrees to seek to confirm its understanding that said requirement does not apply to such B1 Technology, or in the alternative to cooperate with Dana-Farber to seek a waiver of any such requirement as may exist. CPI acknowledges that Dana-Farber cannot guarantee that such a waiver can be obtained. CPI shall bear all reasonable costs associated with the seeking of such waiver by Dana-Farber and shall be primarily responsible for preparing the documentation necessary to support a waiver request. If such confirmation is not received and such waiver is not granted, CPI shall comply with said requirement in such manner as may be required by the United States government.

      11. Any notice or other communication required or permitted to be given to any party hereto shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or five
(5) days after mailing by registered or certified mail, postage paid, or by other courier with evidence of receipt to the other party(ies) as follows.

            (a) In the case of Dana-Farber, the proper address for all notices and communications shall be:

            Director for Research
            Dana-Farber Cancer Institute, Inc.
            44 Binney Street
            Boston, MA  02115

            with a copy to:

            General Counsel
            Dana-Farber Cancer Institute, Inc.
            44 Binney Street
            Boston, MA  02115

or other individuals or addresses as shall hereafter be furnished by written notice to the other parties hereto.

            (b) In the case of Counter, the proper address for all notices and communications shall be:

            VP-Finance
            Coulter Corporation
            11800 Southwest 147th Avenue
            Miami, Florida  33196-2500

            with a copy to:

            Corporate Counsel
            Coulter Corporation
            11800 Southwest 147th Avenue
            Miami, Florida  33196-2500

or other individuals or addresses as shall hereafter be furnished by written notice to the other parties hereto.

            (c) In the case of CPI, the proper address for all notices and communications shall be:

            Coulter Pharmaceutical, Inc.
            550 California Avenue, Suite 200
            Palo Alto, CA  94306

            with a copy to:

            Cooley Godward LLP
            Attn:  James Kitch, Esq.
            Five Palo Alto Square


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
            3000 El Camino Real
            Palo Alto, CA  94306-2155

or other individuals or addresses as shall hereafter be furnished by written notice to the other parties hereto.

      12.

            (a) Any controversy or claim arising out of, or relating to, any provisions of this Agreement, or the breach thereof, which cannot otherwise be resolved by good faith negotiations between the parties or by some form of alternate dispute resolution other than arbitration shall be resolved by final and binding arbitration in New York, New York under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining.

            The arbitration shall be subject to the following terms:

                  (i) The number of arbitrators shall be one (1).

                  (ii) The arbitrator shall be an independent, impartial third party having no direct or indirect personal or financial relationship to any of the parties to the dispute, who has agreed to accept the appointment as arbitrator on the terms set out in this Section 12.

                  (iii) The arbitrator shall be an active or retired attorney, law professor or judicial officer with at least five (5) years experience in general commercial matters and a familiarity with the laws governing proprietary rights in intellectual property and the technology in dispute.

                  (iv) The arbitrator shall be selected as follows:

                        (1) Each party shall submit a description of the matter to be arbitrated to the American Arbitration Association at its Regional Office in New York, New York. Said Association shall submit to the parties a list of the arbitrators available to arbitrate any dispute between them. Thereafter, each party shall select, in numerical order, those persons on said list acceptable as arbitrators and return the same to the Association. The first arbitrator acceptable to all parties shall be deemed the selected arbitrator with respect to the dispute then at issue under this Agreement. In the event of a failure to select a mutually agreeable arbitrator, the Association shall be requested to submit as many subsequent lists of arbitrators as shall be necessary to effect a mutual selection.

                        (2) If the method of selection set out in paragraph
(iv)(1) fails for any reasons, then either party may petition any state or federal court in New York having jurisdiction for appointment of the arbitrator in accordance with applicable law, provided that the arbitrator must satisfy the requirements of (ii) and (iii) above.

                  (v) The arbitrator shall announce the award in writing accompanied by written findings explaining the facts determined in support of the award and any relevant conclusions of law.

                  (vi) Unless otherwise provided in this Section or extended by agreement of the parties, each party shall submit an initial request for designation of an arbitrator within [*] after any request for arbitration, the dispute shall be submitted to the arbitrator within [*] after the arbitrator is selected and a decision shall be rendered within [*] after the dispute is submitted.

                  (vii) The fees of the arbitrator and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator.

                  (viii) The arbitrator shall have no power to add to, subtract from, or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by any party to the dispute in either the courts of the State of New York or a United States District Court in New York, New York, to whose jurisdiction for such purposes each party hereto hereby irrevocably consents and submits.

            (b) Notwithstanding the foregoing, in the event that the controversy or claim arises from an allegation that a termination under this Agreement was not appropriate, the Agreement shall not be considered terminated until such time as the arbitrator has made a determination that the termination was appropriate.

            (c) Notwithstanding the foregoing, nothing in this Section 12 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

      13. For the purpose of this Agreement and all services to be provided hereunder, each party shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. No party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on another party hereto.

      14. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      15. Neither this Agreement, not any part hereof, shall be assignable by any party hereto without the express written consent of the other parties, which consent shall not be unreasonably withheld. However, any party hereto may assign this Agreement in connection with the merger, consolidation, transfer or sale of all or substantially all of its assets. Any attempted assignment without such consent shall be void.

      16. The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the laws of the Commonwealth of Massachusetts.

      17. The parties agree that they have participated equally in the formation of this Agreement and that the language herein should not be presumptively construed against any party hereto.


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                                       -8-

      18. No change, modification, extension, termination or waiver of any of this Agreement and provisions herein containing any obligations owed Dana-Farber, shall be valid unless made in writing and signed by a duly authorized representative of each party.

      19. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

      IN WITNESS WHEREOF, Dana-Farber, Coulter and CPI have executed this Agreement in triplicate originals by their respective authorized officers as of the Effective Date.

DANA-FARBER CANCER INSTITUTE, INC.

By: /s/ RUTH EMYANITOFF, PH.D.

Name: Ruth Emyanitoff, Ph.D.

Title: Director, Office of Technology

COULTER CORPORATION                       COULTER PHARMACEUTICAL, INC.



By: /s/ EUGENE L. BABCOCK                 By: /s/ MICHAEL F. BIGHAM

Name: Eugene L. Babcock                   Name: Michael F. Bigham

Title:Vice President, Finance             Title:

*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

                                  ATTACHMENT I

                              ASSIGNMENT AGREEMENT
                                     BETWEEN
                               COULTER CORPORATION
                                       AND
                          COULTER PHARMACEUTICAL, INC.
                          DATED AS OF FEBRUARY 24, 1995

The full text of Attachment I was originally attached to the registration statement of Coulter Pharmaceutical, Inc. on Form S-1 (File No. 333-17661) filed with the Commission on December 11, 1996. Pursuant to a confidential treatment request submitted to the Commission by Coulter, the Commission granted confidential treatment with respect to certain terms of the Assignment Agreement.

*Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

                                  ATTACHMENT II

                         LICENSING TERMS AND CONDITIONS
                   BINDING ON CPI AND FURTHER SUBLICENSEES

      A.    RETAINED RIGHTS.

      Dana-Farber retains the right to use the B1 Technology [*].
Dana-Farber further retains the right [*] .

      The rights and licenses confirmed in Section 1 of this Agreement are subject to, where applicable, a nonexclusive license to the United States government to the extent required by Federal law and policy.

      B.    DUE DILIGENCE.

      CPI shall [*] to diligently make a therapeutic product based upon the B1 Technology available to the general public.

      CPI shall provide annual reports to Dana-Farber on its specific goals and objectives for commercializing the B1 Technology. Such reports shall be provided on January 15 of each year or on such other date as CPI and Dan-Farber mutually agree to in writing.

      C.    ROYALTIES.

            1. CPI has the right to enter into Sub-Sublicense Agreements with other entities for the rights, privileges and licenses that CPI holds as set forth in the Assignment Agreement and this Agreement, at royalty rates [*]. Where CPI must obtain a license from a third party in order to practice the B1 Technology, either [*], then the otherwise applicable royalty rate shall [*] to the extent that CPI or its Sub-Sublicensee actually pays royalties to the third party, but in no event will the royalty rate be [*] either under Section 5 of this Agreement or this Paragraph C.1.

            2.    "Net Sales" shall mean [*]:

       (A)   [*];

       (B)   [*];

       (C)   [*]; and

       (D)   [*].

      Licensed Products shall [*].

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      In the event CPI enters into a Sub-Sublicense Agreement that contains a different definition of Net Sales, subject to the approval of Dana-Farber, CPI may utilize such definition in the calculation and reporting of royalties hereunder. Dana-Farber agrees [*].

            3. Subject to Section 5(b) of this Agreement, the payment of royalties shall be made by CPI to Dana-Farber within [*] after March 31, June 30, September 30 and December 31 each year during the term of this Agreement covering the quantity of Licensed Products sold by CPI or its Sub-Sublicensee(s) during the preceding calendar quarter. All payments to be made hereunder shall be paid in United States dollars in Boston, Massachusetts, or at such other place and in such other way, as Dana-Farber may reasonably delegate, without deduction of exchange, collection or other charges. For the purpose of determining royalties due to Dana-Farber, Net Sales made in currencies other than United States dollars will be converted to United States dollars at the exchange rate quoted in the Wall Street Journal on the last day of the calendar quarter in which such Net Sales were made [*]. Only a single royalty shall be paid with respect to any Licensed Product, irrespective of the number of claims of patent rights or technical information. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the due date as herein specified, calculated at the annual rate of the sum of (a) [*] plus (b) the prime interest rate quoted by the Bank of Boston on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided that in no event shall said annual rate exceed the maximum legal rate in Massachusetts. The payment of such interest shall not foreclose Dana-Farber from exercising any other rights it may have as a consequence of the lateness of any payment. Should CPI fail to pay Dana-Farber such royalties as are due and payable hereunder, Dana-Farber shall have the right to terminate the license on [*] written notice, unless CPI shall pay Dana-Farber within the [*] notice period all such royalties and interest that are due and payable. Upon the expiration of the [*] period, if CPI shall not have paid all such royalties and interest due and payable, Dana-Farber, at its sole option, may immediately terminate this Agreement and all rights, privileges and license granted hereunder.

      D. REPORTS AND RECORDS.

      Within [*] after March 31, June 30, September 30 and December 31 of each year in which this Agreement is in effect, CPI shall deliver to Dana-Farber full, true and accurate reports of its activities and those of its Sub-Sublicensee(s), if any, relating to this Agreement during the preceding three (3) month period. These reports shall include at least the following:

      (A)   Number of Licensed Products sold;

      (B)   Total billings for Licensed Products sold, where applicable;

      (C)   Deductions applicable to a determination of Net Sales; and

      (D)   Total royalties due.

      Coulter and CPI shall keep, and CPI shall require any Sub-Sublicensee(s) to keep, true books of account containing an accurate record of all data necessary for the determination of the


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                                      -2-
amounts payable to Dana-Farber, including the amounts of the Royalty Credit. Such records (including information received from any Sub-Sublicensee(s)) shall be kept at each entity's principal place of business, or the principal place of business of the appropriate division of the entity for which records are being maintained. Said records shall be available for inspection by a certified public accountant, selected by Dana-Farber and reasonably acceptable to the applicable entity during regular business hours for three (3) years following the end of the calendar year to which they pertain, in order for Dana-Farber to ascertain the correctness of any report and/or payment. The provisions of this paragraph shall survive termination of this Agreement.

      E.    WARRANTIES, REPRESENTATION AND DISCLAIMERS.

      DANA-FARBER DOES NOT WARRANT THE VALIDITY OF ANY PATENT RIGHTS WHICH MAY BE LICENSED PURSUANT TO THIS AGREEMENT AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF ANY PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY COULTER OR AFFILIATE(S) OR SUBLICENSEE(S) OF COULTER WITHOUT INFRINGING OTHER PATENTS; PROVIDED HOWEVER, THAT DANA-FARBER REPRESENTS AND WARRANTS THAT IT SHALL TAKE NO ACTION WHICH SHALL JEOPARDIZE ANY SUCH PATENT RIGHTS AND HAS NO KNOWLEDGE OF ANY THIRD PARTY RIGHTS TO A LICENSED TECHNOLOGY OTHER THAN RIGHTS HERETOFORE GRANTED TO THE UNITED STATES GOVERNMENT. IF UNPATENTED BIOLOGICAL MATERIALS ARE LICENSED HEREUNDER, DANA-FARBER MAKES NO REPRESENTATION THAT SUCH MATERIALS OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.

      DANA-FARBER MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, NONPUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR WHICH OTHERWISE MAY BE PROVIDED TO COULTER AND HEREBY DISCLAIMS THE SAME.

      F.    TERM AND TERMINATION.

      Unless earlier terminated under the appropriate agreement, the license shall remain an exclusive license and in full force and effect as long as Licensed Products are being developed or sold.

      If any party defaults in the performance of its obligations under this Agreement and fails to remedy the default within [*] for financial obligations and [*] for non-financial obligations after written notice from the non-defaulting party to which an obligation was owed, the non-defaulting party is entitled upon the giving of written notice to immediately terminate this Agreement; however, if the defaulting party has undertaken and continues to undertake good faith efforts to cure, the defaulting party will be granted another [*] to cure.

----------------------------
* Confidential treatment requested

      If CPI, directly or indirectly through its sublicensee(s), ceases to carry on its business with respect to the B1 Technology at any time prior to commercial launch of the Licensed Products in the United States, CPI shall give prompt written notice to Coulter and Coulter shall thereafter have one hundred and twenty (120) days for its right of first offer to reacquire the B1 Technology as set forth in Section 6 of the Assignment Agreement. If Coulter does not so exercise such right of first offer, then Dana-Farber has the right to terminate this Agreement and to narrow its license to Coulter of the B1 Technology under the Prior Agreements to remove from such license the rights granted by Coulter to CPI pursuant to the Assignment Agreement.

      Upon termination of this Agreement for any reason, nothing herein shall be construed to release any party from any obligation that matured prior to the effective date of such termination. CPI and any Sub-Sublicensee(s) thereof may, after the effective date of such termination, sell all Licensed Products which are in inventory at the time of termination, and complete and sell Licensed Products which CPI can clearly demonstrate were in the process of manufacture at the time of such termination, provided that CPI shall pay to Dana-Farber the royalties thereon as required by this Agreement and shall submit the reports required by Paragraph D of this Attachment II on the Net Sales of Licensed Products.

      G.    RESTRICTION ON USE OF NAMES.

      CPI and its Sub-Sublicensee(s) shall not use the names of Dana-Farber, its related entities, Dr. Schlossman and other employees of Dana-Farber, or any adaptations thereof, in any advertising, promotional or sales literature, without the prior written consent of Dana-Farber in each case; provide however, that Coulter and its sublicensee(s) (a) may refer to publications by employees of Dana-Farber in the scientific literature or (b) may state that a license from Dana-Farber has been granted as herein provided.


                                       -4-